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                                                                    Exhibit 99.1

Joel Slutzky Announces His Retirement as CEO of Odetics

ANAHEIM, Calif.--February 7, 2002--Joel Slutzky, Chief Executive Officer and Chairman of the Board of Odetics, Inc. (NASDAQ: ODETA & ODETB) announced his retirement today. Mr. Slutzky will turn over the Chief Executive Officer role to Greg Miner, the current Chief Operating Officer. Mr. Slutzky will continue on as Chairman of the Board.

"I am pleased to be able to turn the reins over to Greg," said Mr. Slutzky. "He has proven himself over the last year, leading the company's transition from investment driven to profit driven. A year ago, Odetics was investing heavily and lost $16.7 million in the third quarter of Fiscal 2001. Greg was tasked to move the company to profitability. In the third quarter of Fiscal 2002, Odetics operating loss was reduced to $2.3 million."

"Retirement will allow me to focus on supporting MAXxess Systems," continued Slutzky. "I am very enthused about MAXxess' future. MAXxess is pioneering the new level 4, environmental security systems. These environmental security systems provide layered security, defend against multiple threats, including explosives and chemical warfare agents, and extend the boundaries of security as far from the target as possible. I believe that MAXxess' success will not only be important for Odetics, it will be an important element for our Homeland Security."

About Odetics

Odetics provides products and systems that employ information technology to control the use of public roadways, secure ingress and egress of public and private facilities, and secure the delivery of digital communications. Odetics Inc. is headquartered in Anaheim, California and may be contacted at 714-774-5000 or Odetics and the web sites of each of its subsidiaries at www.odetics.com.

IMPORTANT NOTICE:

This news release contains statements that may be deemed to be forward looking. These forward-looking statements may include statements about revenue growth, profit margins, the effect of cost-reduction measures, and other statements relating to the operating results of Odetics or its subsidiaries. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as: short product lives, technological shifts, current technical issues that cannot be resolved on a timely basis, component availability, competition (including new and directly competitive products from others), pricing pressures, incorrect assumptions regarding market demand, the significant uncertainty of market acceptance of new products by both distributors and end-user customers, unanticipated capital requirements, retention of key personnel, general economic conditions, the inability of the company to execute its strategy including the completion of both private and public equity financings of is subsidiaries, and other factors identified in the Odetics' Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Investors are strongly encouraged to review the risk factors set forth in the Odetics most recent SEC filings.